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                                                                    EXHIBIT 99.1




COMPANY PRESS RELEASE
CANDLEWOOD HOTEL COMPANY CLOSES INITIAL TRANCHE OF CONVERTIBLE PREFERRED STOCK


WICHITA, Kan.--(BUSINESS WIRE)--July 15, 1998-- Candlewood Hotel Company, Inc (Nasdaq NM: CNDL - news), the Wichita, Kan.-based owner, developer, manager and franchisor of value-oriented, business extended-stay hotels, today announced that it has completed an initial closing of approximately $39 million of its private placement of Series B Cumulative Convertible Preferred Stock and warrants to purchase its common stock.

The remainder of the $42 million offering is expected to close following completion of certain regulatory waiting periods. The proceeds of the offering, reduced from that originally announced due to regulatory requirements, will be used for the continued development of the Company's extended-stay hotels and other general corporate purposes.

The Preferred Stock is entitled to a 7.5 percent annual dividend and to convert into common stock of the Company at $9.50 per share, which represents a 27 percent premium over the closing price of Candlewood's common stock as of the commitment date, June 30, 1998. The Company will be able to redeem the preferred stock after September 30, 1999, and will be required to redeem the preferred stock on September 30, 2004. The warrants are exercisable into common stock at $12.00 per share and expire on July 13, 2005.

The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell or the solicitation of orders to buy any of the Series B Preferred Stock.